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                   [MANN FRANKFORT STEIN & LIPP LETTERHEAD]





September 22, 1997





Securities & Exchange Commission
Washington, DC  20549

Re:     Watermarc Food Management Co.

Gentlemen:

We confirm that we are awaiting certain information from the Company in connection with the audit of the financial statements for the year ended June 29, 1997. Due to the nature and extent of the information yet to be received by us, we are unable to complete our audit prior to September 29, 1997.

Very truly yours,


/s/ MANN FRANKFORT STEIN & LIPP, P.C.

Mann Frankfort Stein & Lipp, P.C.

SMT/gb